Exhibit 2(k)(i)

ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this ____ day of________, 2006, by and between Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors LLC, a Delaware limited liability company (the “Company”), a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of limited liability company interests (the “Interests”); and Mercantile Capital Advisors, Inc., a Maryland corporation (the “Administrator”).

     WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide administrative, accounting, investor and recordkeeping services to the Company on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to furnish the Company with accounting, administrative, investor and recordkeeping services as set forth in this Agreement, and the Administrator hereby accepts such employment.

     ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or arrange for and supervise the performance by others of the accounting, investor, administrative and recordkeeping services necessary for the operation of the Company.

     ARTICLE 3. Member Account Services.

     (A) The Administrator shall provide personal member services and account maintenance services (“Member Services”) to members of the Company (the “Members”). These Member Services shall include, but shall not be limited to (i) handling inquiries from Members regarding the Company, including but not limited to questions concerning their investments in the Company, capital account balances, and reports and tax information provided by the Company; (ii) assisting in the enhancement of relations and communications between Members and the Company; (iii) assisting in the maintenance of Members’ accounts with the Company; (iv) assisting in the maintenance of Company records containing Member information, such as changes of address; and (v) providing such other information and Member liaison services as the Company may reasonably request.

     (B) The Administrator is authorized to facilitate, on behalf of the Company, the provision by financial advisers or other financial intermediaries (“Member Service Providers”) of Member Services to Members that are customers of such Member Service Providers and to compensate such Member Service Providers for their services. The Administrator shall report to the Board of Directors of the Company on a quarterly basis regarding: (i) the nature of the Member Services provided by the Member Service Providers; and (ii) the amount of payments made by the Administrator to such Member Service Providers.

     ARTICLE 4. Duties of the Administrator.

     In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with the Company’s Limited Liability Company Agreement and prospectus as they may be amended (provided copies are delivered to the Administrator). The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Company and (ii) shall not provide any investment advisory services to the Company, and shall have no liability related to the foregoing. The Administrator shall provide the Company with all necessary office space, equipment, supplies, personnel, personnel compensation and facilities (including facilities for Members’ and Board of Directors meetings) for providing such services. The Administrator may sub-contract with third parties to perform certain or all of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Company for the acts and omissions of such other entities. In meeting its duties hereunder, Administrator shall have the general authority to do all acts deemed in the Administrator’s good faith belief to be necessary and proper to perform its obligations under this Agreement.

ARTICLE 5. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Administrator retained by the Directors of the Company to perform services on behalf of the Company.

     (B) Company Expenses. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and tender offer materials and notices to Members, all expenses incurred in connection with issuing and redeeming Interests, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Interests under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Directors’ meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Company. The Company shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

     ARTICLE 6. Compensation of the Administrator. The Company shall pay to the Administrator compensation based on the fee schedule outlined in Schedule A until this Agreement is terminated in accordance with Article 8. Such compensation shall be calculated and accrued monthly, and paid to the Administrator quarterly, within 30 days of quarter-end, otherwise the Administrator shall be entitled to charge and/or set-off such amounts against any account of the Company. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

     ARTICLE 7. Standard of Care; Limitation of Liability of the Administrator. The Administrator shall exercise due care and diligence to ensure the accuracy of all services performed under this Agreement. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 7, the term “Administrator” shall include officers, employees, sub-administrators and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Company for consequential, indirect or punitive damages. So long as the Administrator, or its agents, act without willful misfeasance, bad faith or gross negligence in the performance of their respective duties, and without reckless disregard of their respective obligations and duties hereunder, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder.

     So long as the Company, or its agents, act without willful misfeasance, bad faith or gross negligence in the performance of their respective duties, and without reckless disregard of their respective obligations and duties hereunder, the Administrator shall indemnify the Company and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Company in carrying out its duties hereunder.

     The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case a party hereunder (the “Indemnifying Party”) is asked to indemnify or hold the other party harmless (the “Indemnified Party”), the Indemnified Party shall promptly notify and advise the Indemnifying Party of the pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

     The Indemnifying Party shall be entitled to participate at its own expense in, or, if it so elects, to assume the defense of, any suit brought to enforce any claims subject to this indemnity provision. If the Indemnifying Party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that the Indemnifying Party elects to assume the defense of any suit and retain counsel, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the Indemnifying Party does not elect to assume the defense of a suit, it will reimburse the Indemnified Party for reasonable fees and expenses of any counsel retained by the Indemnified Party.

     The Indemnified Party may apply to the Indemnifying Party at any time for instructions and may consult with counsel for the Indemnifying Party or the Company as applicable, or its own counsel and the Company’s accountants and other experts, at the Indemnifying Party’s expense, with respect to any matter arising in connection with the Indemnified Party’s duties. The Indemnified Party shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Indemnified Party shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper authorized person or persons. Nor shall the Indemnified Party be held to have notice of any change of authority of any officers, employee or agent of the Indemnifying Party until receipt of written notice thereof from the Indemnifying Party.

     The Indemnified Party shall be liable for the performance or omissions of any unaffiliated third parties to whom the Indemnified Party has delegated its duties hereunder.

     The Administrator is entitled to rely on the price information provided by any master fund in which the Company invests, the underlying funds in which the Company (including through its investment in any master fund) invests, and brokers in order to calculate the Company’s net asset value and the Administrator shall not be liable for any valuation errors resulting from the use of such information, provided the Administrator complies with the valuation procedures described in the Company’s prospectus and adopted by the Company.

     ARTICLE 8. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth above and shall remain in effect for one year (the “Initial Term”). Thereafter, this Agreement shall continue in effect for successive one-year terms (each a “Renewal Term”), unless terminated in accordance with the provisions of this Article 8. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days’ prior written notice; (b) by either party on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to the Company, effective upon the liquidation of the Company. For purposes of this paragraph, the term “liquidation” shall mean a transaction in which the assets of the Company are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the Members in complete liquidation of the Interests of such Members.

     ARTICLE 9. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

     ARTICLE 10. Proprietary and Confidential Information. The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information all records and other information relative to the Company and its Members received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law, or after prior notification to and approval in writing by the Company, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

     ARTICLE 11. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Company and will be made available or surrendered promptly to the Company on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company will indemnify the Administrator against such liability.

     ARTICLE 12. Compliance with Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, the USA PATRIOT Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder including any applicable anti-money laundering laws and regulations.

     ARTICLE 13. Internet Access. Data and information may be made electronically accessible to the Company through Internet access to one or more links provided by the Administrator or a sub-administrator (“Web Link”). All rights in Web Link (including text and “look and feel” attributes) are owned by the sub-administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the sub-administrator. Use of the Web Link by the Company will be subject to any terms of use set forth on the web site. Web Link and the information (including text, graphics and functionality) in the Web Link is presented “As Is” and “As Available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The sub-administrator neither warrants that the Web Link will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Link.

     ARTICLE 14. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 15. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     ARTICLE 16. Agreement for Sole Benefit of the Administrator and the Company. This Agreement is for the sole and exclusive benefit of the Company and the Administrator and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Company or the Administrator. The clients or customers of the Company or the Administrator will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Company by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys’ fees, based on this Agreement or the services provided hereunder.

     ARTICLE 17. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 18. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Administrator at: Two Hopkins Plaza, Baltimore, MD 21201; and if to the Company, Attention: Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors LLC, c/o SEI Mutual Fund Services, One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

     ARTICLE 19. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     ARTICLE 20. Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable steps to ensure that any sub-administrator can minimize service interruptions but shall have no liability with respect thereto. The sub-administrator shall be required to develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

     ARTICLE 21. Definitions of Certain Terms. The term “affiliated person,” when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 22. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 23. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 24. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 25. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 26. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MERCANTILE CAPITAL ADVISORS, INC.

By:

Name:
Title:

MERCANTILE ABSOLUTE RETURN FUND FOR TAX-EXEMPT/DEFERRED
INVESTORS LLC

By:

Name:
Title:

SCHEDULE A
 TO THE ADMINISTRATION AGREEMENT BETWEEN
MERCANTILE ABSOLUTE RETURN FUND
 FOR TAX-EXEMPT/DEFERRED INVESTORS LLC
AND
 MERCANTILE CAPITAL ADVISORS, INC.

  Administration Fee – 25 basis points per annum of the net assets of the Company
  Feeder Services Fee – $15,000.00 per annum